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EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-33974) pertaining to the Apropos Technology, Inc. 2000 Omnibus Incentive Plan and the Apropos Technology, Inc. Employee Stock Purchase Plan of 2000, of our report dated January 31, 2002, except for Note 13, as to which the date is February 26, 2002 and for Note 3, as to which the date is March 6, 2002, with respect to the consolidated financial statements and schedule of Apropos Technology, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Chicago, Illinois
March 25, 2002